FOR IMMEDIATE RELEASE CONTACT: Brett Chiles

(713) 529-0900

Equus Total Return, Inc. Announces

Fiscal Year 2008 Financial Results

HOUSTON, TX - March 31, 2009 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund" or "Equus") today reported total net assets of $78.4 million, representing a decrease in net assets of 22% before payment of cash dividends of $2.1 million during the year. Comparative data is summarized below (in thousands, except per share amounts):

For the Quarter Ended	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007
Net assets	$78,435	$94,235	$102,976	$103,661	$103,216
Shares outstanding	8,565	8,261	8,581	8,496	8,401
Net assets per share	$9.16	$11.41	$12.00	$12.20	$12.29
Dividend per share	$0.158	$0.158	$0.158	$0.158	$0.125

NAV DECREASE. The net asset value of the Fund decreased from $103.2 million at December 31, 2007 to $78.4 million at December 31, 2008. Net capital gains of $0.9 million were realized from the sale or disposition of portfolio companies and dividends totaling $5.3 million, or $0.58 per share (in cash or shares, as elected), were declared quarterly during 2008. The Fund paid $2.1 million in cash dividends and issued 587,899 additional shares of stock. The decline in net asset value resulted primarily from the decrease in the estimated fair values of Creekstone Florida Holdings, LLC, Infinia Corporation and Nickent Golf, Inc.

NEW AND FOLLOW-ON INVESTMENTS. The Fund invested $8.1 million in four new portfolio companies and made follow-on investments of $11.3 million in six portfolio companies for a total of $19.4 million in 2008. The new investments made during 2008 included 1848 Capital Partners LLC, London Bridge Entertainment LLC, Metic Group plc and Trulite, Inc.

LIQUIDITY. The Fund held $8.6 million in cash at December 31, 2008, of which $4.2 million has been allocated for follow-on investment commitments. On August 13, 2008, the Fund secured a new revolving line of credit with Amegy Bank of Texas for $7.5 million for follow-on investments.

Kenneth I. Denos, Chief Executive Officer and President, commented, "The private equity industry has endured a particularly difficult year in 2008. However, we believe Equus has stood strong relative to the market generally, as well as the index of private equity funds, due to adherence to our investment philosophy, increased efforts on behalf of the Fund to assist portfolio companies, prudent investment management, and careful maintenance of the Fund's access to liquidity. Notwithstanding the present macroeconomic circumstances, we believe that Equus is well positioned to grow and progress in 2009 in a manner consistent with the foundation we have established over the past several years."

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from Equus' website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.